Exhibit 23.1


                                            Grant Thornton [Grant Thornton logo]


Accountants and Management Consultants




            CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


            We have issued our reports dated September 6, 2002, accompanying the consolidated financial statements and schedules of Versar, Inc., and Subsidiaries appearing in the Annual Report on Form 10-K for the year ended June 30, 2002. We hereby consent to the incorporation by reference of said reports in the Registration Statement of Versar, Inc. on Form S-8 to be filed with the Securities and Exchange Commission on or about June 13, 2003.


            /s/ Grant Thornton LLP

            Vienna, Virginia
            June 13, 2003










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